As filed with the Securities and Exchange Commission on December 28, 1999.

                                                         File No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                ADATOM.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                      43-1771999
 (State or Other Jurisdiction               (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                          920 Hillview Court, Suite 160
                           Milpitas, California 95035
          (Address, including ZIP Code, of Principal Executive Offices)

                             1997 STOCK OPTION PLAN
               1999 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                              1999 STOCK BONUS PLAN
                        OPTION PLAN FOR FORMER EXECUTIVE
                     EMPLOYMENT AGREEMENT MODIFICATION PLAN
                           1997 EMPLOYEE WARRANT PLAN
                            (Full Title of the Plans)

                               Mr. Richard Barton
                920 Hillview Court, Suite 160, Milpitas, CA 94062
                     (Name and Address of Agent For Service)

                                 (408) 935-7979
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                               Henry D. Evans, Jr.
                     McCutchen, Doyle, Brown & Enersen, LLP
                            Three Embarcadero Center
                         San Francisco, California 94111
                    Tel: (415) 393-2000, Fax: (415) 393-2286

                                                 CALCULATION OF REGISTRATION FEE

------------------------------ ------------------ --------------------- ---------------------- -------------------
   Title of Each Class of        Amount To Be       Proposed Maximum      Proposed Maximum           Amount of
 Securities To Be Registered    Registered (1)     Offering Price Per    Aggregate Offering       Registration Fee
                                                         Unit*                 Price*
------------------------------ ------------------ --------------------- ---------------------- -------------------
1997 Stock Option Plan

   Outstanding Options for           15,000            $5.00 (2)               $75,000                 $20.00
   Common Stock (par value
   $.01)

   Common Stock (par value          185,000            $3.69 (3)              $682,650                $181.00
   $.01) issued upon
   exercise of options being
   offered for resale

1999 Stock Option Plan

   Outstanding Options for          882,500            $4.25 (2)             $3,750,625               $991.00
   Common Stock (par value
   $.01)

   Common Stock (par value          517,500            $3.69 (3)             $1,909,575               $505.00
   $.01) reserved for future
   option grants (4)

1999 Stock Bonus Plan

   Common Stock (par value            5,000            $3.69 (3)               $18,450                 $5.00
   $.01) reserved for
   issuance as bonus stock

Option Plan for Former
Executive

   Common Stock (par value           56,500            $3.69 (3)              $208,485                 $56.00
   $.01) issued upon
   exercise of options being
   offered for resale

Employment Agreement
Modification Plan

   Common Stock (par value          165,000            $3.69 (3)              $608,850                $161.00
   $.01) issued pursuant to
   Plan

1997 Employee Warrant Plan

   Warrant and Common Stock
   (par value $.01) reserved        142,000            $3.69 (3)              $523,980                $139.00
   for issuance upon exercise

------------------------------ ------------------ --------------------- ---------------------- -----------------------
TOTAL                             1,968,500                                 $7,777,615              $2,058.00
------------------------------ ------------------ --------------------- ---------------------- -----------------------


     This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1993, as amended.

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of stock.

(2) Fee calculated pursuant to Rule 457(h)(1) based upon the weighted average exercise price of options granted and outstanding as of December 23, 1999 which equals the maximum aggregate offering price for all outstanding options divided by the number of shares of common stock subject to the outstanding options.

(3) Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices reported for the Common Stock on the NASDAQ Small Cap Market on December 23, 1999.

(4) Shares of Common Stock issuable on exercise of options that may be granted in the future.

* Estimated solely for the purpose of calculating the amount of the registration fee as noted in footnotes (2) and (3).

                                 406,500 SHARES

                                ADATOM.COM, INC.
                                  COMMON STOCK

                                ----------------


This prospectus relates to the reoffer and resale of a total of 406,500 shares of our Common Stock, $0.01 par value, which have been acquired under our 1997 Stock Option Plan, the Option Plan for Former Executive and the Employment Agreement Modification Plan. The shares of Common Stock acquired under the Plans may be offered from time to time by the Selling Stockholders named or described in this prospectus. The shares may be offered through brokers and dealers to be selected by the selling stockholders, and through public or private transactions, on or off the Nasdaq Small Cap Stock Market, pursuant to this registration statement or pursuant to Rule 144, in negotiated transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution." We will receive none of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear certain expenses, including the fees and costs of preparing, filing and keeping effective this registration statement (other than selling commissions and fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration of the shares.

Our Common Stock is traded on the Nasdaq Small Cap Market under the symbol "ADTM". On December 23, 1999, the closing price of the Common Stock, as quoted on that Market, was $3.69.

                               -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE THREE.

                               -------------------

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 28, 1999.

                                TABLE OF CONTENTS


Available Information......................................................... 2
Information Incorporated by Reference......................................... 2
Risk Factors.................................................................. 3
Use of Proceeds...............................................................11
The Selling Stockholders......................................................11
Plan of Distribution..........................................................12
Experts.......................................................................13
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities ..................................................................14


                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the "Exchange Act". In accordance with the Exchange Act, we file all required reports, proxy statements and other information with the Securities and Exchange Commission, or the "Commission." Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission ("http://www.sec.gov"). We have filed the Registration Statement that this prospectus is a part of to register with the SEC the Common Shares being offered under this prospectus. As allowed by SEC rules, this prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.


                      INFORMATION INCORPORATED BY REFERENCE

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

     1. Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999.

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1999.

     3. The description of our Common Stock contained in our Registration Statement on Form S-4 (Registration No. 333-87207, filed September 16,
     1999) and the prospectus dated September 20, 1999 filed pursuant to Rule 424(b).*


     ---------
     *Filed under our former name, "HealthCore Medical Solutions, Inc."

The above-listed documents are on file with the Commission and are incorporated in this prospectus by reference and made a part hereof. All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Common Stock under this prospectus shall be deemed to be incorporated by reference into this registration statement. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. We will cause to be furnished without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a complete copy of the above referenced Form 10-KSB or Form 10-QSB or other documents filed under the Exchange Act (except for exhibits, unless they are specifically incorporated by reference into those documents). Requests should be addressed to: Adatom.com, Inc., 920 Hillview Court, Suite 160 Milpitas, California 95035, telephone number: (408) 935-7979, Attention: Mr. Michael M. Wheeler.


                                  RISK FACTORS


     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF THE ENTIRE INVESTMENT, AND IS SUITABLE ONLY FOR PERSONS OF ADEQUATE FINANCIAL MEANS WHO HAVE NO NEED FOR LIQUIDITY IN THIS INVESTMENT. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS IN RELATION TO INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THESE CONSIDERATIONS, HOWEVER ARE NOT EXHAUSTIVE AND THERE MAY EXIST OTHERS WHICH SHOULD BE CAREFULLY REVIEWED.


     HISTORICAL AND FUTURE LOSSES OF THE COMPANY. On October 13, 1999, Adatom, Inc., or "AI," merged into HealthCore Medical Solutions, Inc. and the surviving company was renamed Adatom.com, Inc. (the "Merger"). Since its inception, the business of AI has incurred significant losses, and as of June 30, 1999, had an approximate accumulated deficit of $2,821,000. As a result, there is an uncertainty about the Company's ability to continue as a going concern. Additionally, because AI was a development stage company prior to consummation of the Merger, the acquisition of AI through the consummation of the Merger may result in the Company being classified as a development stage company. The

Company is expected to incur substantial operating losses for the foreseeable future due to a high level of expenditures in the areas of operations, research and development and other investments designed to enhance the Company's products and services and establish Internet capabilities. The Company intends to substantially increase marketing and promotional spending in an effort to increase revenues. However, there can be no assurance that the Company will generate sufficient revenues to ever achieve profitability or otherwise sustain its profitability in the future.

     The operations of the Company are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of a substantial operating history. The likelihood of the success of the Company must be considered in light of the uncertainties, expenses and delays frequently encountered in connection with the development of any new business.

     ABSENCE OF SUBSTANTIAL OPERATING HISTORY. The operations of the Company are subject to all the risks inherent in the establishment of a new business enterprise, including the absence of a substantial operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of any new business. Further, it is possible that the Company will encounter delays, difficulties in obtaining any required additional financing, governmental interference through regulations or otherwise, or other factors which could cause significant delays to the Company in the development of its products and services.

     NEED FOR ADDITIONAL FINANCING; UNCERTAINTY OF CAPITAL FUNDING. The Company is dependent upon the future equity financing for working capital and to finance its operations and future plans for expansion. On December 3, 1999, Richard Barton, its President and CEO of the Company, made a short-term, non-interest bearing loan in the amount of $200,000 to the Company for working capital purposes. The Company further estimates that it will require a minimum of $16,000,000 to adequately implement its business plan and sustain and expand its sales and marketing activities through December 31, 2000. Additional funds will be needed, particularly in light of the existence of a number of well financed competitors and the possibility that there may be a shift in the type of internet services that are developed and ultimately receive consumer acceptance. Adequate funds for these and other purposes on terms acceptable to the Company, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. Furthermore, the Company's lack of tangible assets to pledge as security for debt financing could prevent the Company from obtaining bank or similar debt financing. Failure to obtain adequate financing would have a material adverse effect on the Company and could result in cessation of the Company's business.

     The Company has contacted various investment banks to raise between $3.0 to $6.0 million through private placement of the Company's equity securities in order to satisfy the Company's short term capital needs. However, there can be no assurance the Company will be successful in securing such financing. Even if the Company succeeds in obtaining such funding, the Company anticipates that it will have to raise further capital in the first quarter of 2000. The Company can give no assurance that it will be able to raise such capital.

     STRATEGIC MARKETING ARRANGEMENTS. The Company relies on certain strategic marketing arrangements with other companies that have web sites with definable user bases to attract shoppers to purchase its products. The Company's ability to generate revenues from online commerce depends, among other things, upon the increased traffic, purchases, advertising and sponsorships that it generates through its marketing arrangements. The Company is not sure that other companies will continue these relationships with it or, if continued, will be on favorable terms. An inability by the Company to enter into new marketing arrangements or to maintain its existing arrangements would have a material adverse effect on its business and operations as a whole.

     SUPPLIERS OF RETAIL MERCHANDISE. Suppliers of the Company's retail merchandise may not continue to sell merchandise to the Company on current terms. Therefore, the Company may not be able to maintain its current arrangements with suppliers or be able to establish new or extend current supplier relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Loss of these relationships could have a material adverse effect on the Company. The Company also relies in large part on its suppliers to process and ship merchandise directly to its customers. The Company therefore has limited control over the shipping procedures of its suppliers, and shipments by these suppliers have at times been subject to delays. If the quality of the services of these suppliers falls below a satisfactory standard or if the Company's level of returns exceeds its expectations, it business will be materially adversely affected.

     LOSS OF KEY PERSONNEL. The Company's future performance will be substantially dependent on the continued services of its senior management, particularly that of Mr. Richard Barton, the Chairman of the Board and Chief Executive Officer of the Company, and Mr. Sridhar Jagannathan, the Senior Vice President and Chief Technology Officer of the Company. Additionally, success will also depend on the Company's ability to retain and motivate its other officers and key employees. The loss of services of any of the Company's executive officers or other key employees could have a material adverse effect on the Company. The Company's expansion and future success if further dependent on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for qualified personnel is intense and the Company may not be able to successfully attract, assimilate or retain sufficiently qualified personnel. The inability of the Company to hire qualified personnel could have a material adverse effect on the business of the Company.

     FLUCTUATION IN RESULTS OF OPERATIONS. The Company expects significant fluctuations in future quarterly operating results due to a variety of factors, many of which are outside the control of the Company. Such factors include, but are not limited to:

     - The Company's ability to retain existing customers, attract new customers and/or maintain customer satisfaction;

     - Announcement or introduction of new sites, services and/or products by the Company or its competitors;

     -  Price competition in the industry;

     - The level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company;

     - The ability of the Company to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner;

     -  The level of traffic on the Web Site;

     -  Technical difficulties, system downtime or Internet brownouts;

     - The amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure;

     -  The implementation of strategic alliances;

     -  The level of merchandise returns experienced by the Company; and

     -  Governmental regulation

     In addition, the Company expects seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. Due to the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

     PROTECTION OF TRADEMARKS AND PROPRIETARY RIGHTS. The Company's performance and ability to compete are dependent to a significant degree on the Company's proprietary technology. The Company regards its copyrighted material, service marks, trademarks, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and /or licensing agreements with employees, customers, partners and others to protect its proprietary rights. The Company currently has registered trademarks "Adatom" and "Discovering New Shopping Dimensions" in the United States and have a trademark application pending for the mark "Adatom Home Dimensions." The Company cannot be sure that it will be able to secure significant protection for these trademarks. It is possible that competitors of Adatom or others will adopt product or service names similar to Adatom's leading to customer confusion.

     The Company has entered into agreements containing confidentiality and non-disclosure provisions with its employees and consultants that limit access to and distribution of its software, documentation and other proprietary information. However, the Company cannot be sure that the steps taken by it will prevent misappropriations of our technology or that agreements entered into for that purpose will be enforceable. Moreover, it may be possible for a third party to copy or otherwise obtain and use such software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford little or no effective protection of our intellectual property. In the future, the Company may also need to file lawsuits to enforce its intellectual property rights, protect its trade secrets and determine the validity and scope of the proprietary rights of others. Such litigation, whether or not successful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company.

     The Company also relies on a variety of technology that it licenses from third parties, including databases and other Internet server software, which is used on its web site to perform key functions. These third party technology licenses may not continue to be available to the Company on commercially reasonable terms. Loss of its ability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new developments until equivalent technology be identified, licensed or developed and integrated. Any such delays would have a material adverse effect on the Company's operations.

     CAPACITY CONSTRAINTS. In the event that the Company suffers any system interruptions that result in the unavailability of the Company's store on the Internet or reduced order fulfillment capability, such interruptions would reduce the volume of goods sold and the attractiveness of the Company's product offerings. The Company has experienced periodic system interruptions, which it believes will continue to occur from time to time. The satisfactory performance, reliability and availability of the Company's store on the Internet, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers and maintain adequate customer service levels. The Company's revenues depend on the number of visitors who shop at its store on the Internet and the volume of orders it fulfills.

     There will be a significant need to upgrade the capacity of the Company's Internet store in order to handle thousands of simultaneous shoppers. The Company's inability to add additional software and hardware or to develop and upgrade further its existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on its store on the Internet or increased sales volume through its transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service and impaired quality and speed of order fulfillment, any of which could have a material adverse effect on the Company.

     SYSTEM FAILURES. Presently, the Company has limited redundant systems and does not currently have a complete disaster recovery plan. The Company also carries no business interruption insurance to compensate it for losses that may occur due to such failures. Despite the implementation of network security measures, the Company's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The Company's ability to successfully receive and fulfill orders and provide high-quality customer service largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. In addition, any disruptions of those web sites or at web sites of other companies where the Company markets its goods or has a web site link could have a material adverse effect on the Company and the volume of sales generated thereby. The occurrence of any of the foregoing risks could have a material adverse effect on the Company.

     RAPID TECHNOLOGICAL ADVANCES. The Company may not successfully use new technologies effectively or adapt its Internet store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. The Company's failure to adapt in a timely manner, for technical, legal, financial or other reasons, to changing market conditions or customer requirements, could have a material adverse effect on the Company. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its online stores. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Internet stores and proprietary technology and systems obsolete. The Company's success will depend in part on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied need of the Company's prospective customers and respond to technological advances and emerging industry standards and practices on a cost effective and timely basis.

     YEAR 2000 COMPLIANCE. Although the Company has tested its current installed computer systems and software products for year 2000 problems and it believes that its computer systems and software products are fully year 2000 compatible, it is possible that certain computer systems, software products of the Company's suppliers may not accept input of, store, manipulate and output dates prior to the year 2000 or thereafter without error or interruption. The Company has conducted a review of its computer systems to attempt to identify ways in which its systems could be affected by problems of the Company's suppliers in correctly processing date information. In addition, the Company is requesting assurance from all software vendors from which the Company has, or may in the future purchase, software that such software will correctly process all date information at all times. Furthermore, the Company is querying its suppliers as to their progress in identifying and addressing problems that their computer systems will face in correctly processing date information as the year 2000 approaches. However, the Company may not be able to identify all date handling problems of its suppliers in advance of their occurrence. The Company may also be unable to successfully remedy problems that are discovered. The expenses of its efforts to identify and address such problems could be high and the Company could become subject to liabilities as a result of such problems. Any of the foregoing issues could have a material adverse effect of the Company.

     POSSIBLE DELISTING FROM NASDAQ. The Company's Common Stock is currently traded on the NASDAQ Small Cap Market. As a result of the Merger, the Company may fail to meet the criteria applied for inclusion of its securities on the NASDAQ Small Cap Market. Accordingly, the Company's Common Stock risks being delisted. If this occurs, trading thereafter of such securities, if any, would be conducted only in the over the counter market on an electronic bulletin board established for securities that do not meet the NASDAQ listing requirements or what is commonly referred to as the "pink sheets." As a result, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities due to, among other things, an inactive public market in such securities. In addition, if the Company's securities were delisted, they would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Consequently, delisting, if it occurred, would affect the ability of the broker-dealers to sell the Company's securities.

     GROWTH MANAGEMENT. In order to manage expected growth of operations and personnel, the Company will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage an already growing employee base. Further, the Company must maintain and expand its relationships with various merchandise manufacturers, distributors, Internet and other online service providers and other third parties necessary to its business. An inability to manage growth effectively will have a material adverse effect on the business of the Company.

     GROWTH OF ONLINE COMMERCE. The future revenues of the Company and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and online services as a significant medium of commerce by consumers. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon, and we cannot be sure that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt and continue to use, the Internet and online services as a medium of commerce. The Company relies on consumers who have historically used traditional means of commerce to purchase merchandise. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use of the attractiveness of conducting commerce online. In addition, the Internet and online services may not be accepted as a viable commercial marketplace for reasons relating to the adequacy of technology. To the extent that the Internet and online services continue to experience significant growth, the Company cannot assure that the infrastructure of the Internet and online services will prove adequate to support increased users demands. Difficulties with the telecommunications used to support the Internet or online services also could result in slower response times and adversely affect usages of the Internet.

     ADEQUACY OF SECURITY MEASURES. Advances in computer capabilities, new discoveries in the field of cryptography, or other development may result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. Any compromise of our security could have a material adverse effect on the Company and its reputation in the industry. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

     GOVERNMENTAL REGULATION. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet effecting the business of the Company. Currently the Company is not subject to regulation by any domestic or foreign governmental agency, other than regulation applicable to businesses generally, and laws and regulations directly applicable to access to online commerce. The adoption of any additional laws and regulations may decrease the growth of the Internet or other online services which could, in turn, decrease the demand for the Company's products and services and increase its costs of doing business or otherwise have a material adverse effect of the Company.

     Additionally, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. As the Company's service is available through the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company be required to qualify to do business as a foreign corporation in each such state and foreign country. The Company could be subject to taxes and penalties for failure to quality as a foreign corporation in a jurisdiction where the Company is required to do so. Any such new legislation or regulation, the application of the laws and regulations from jurisdictions whose laws do not currently apply to the business of the Company, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company.

     INFORMATIONAL LIABILITY. Due to the fact that material may be downloaded from web sites and subsequently distributed to others, there is a potential that claims will be made against the Company for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Though the Company carries general liability insurance, this coverage may not include potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company.

     COMPETITION. Many of the current and potential competitors of the Company have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well financed companies as the use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from manufactures on more favorable terms and devote greater resources to market the same. Barriers to entry are minimal and current and new competitors can launch new sites at a relatively low cost. Increased competition may result in reduced operating margins, loss of market share and diminished brand franchise. The Company cannot be sure that it will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company.

     NO DISTRIBUTIONS AND/OR DIVIDENDS ANTICIPATED. The Company does not expect to pay any cash dividends on its securities in the foreseeable future.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.


                            THE SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders (except for certain Selling Stockholders that are not affiliates of the Company, own less than 1,000 shares and may use this prospectus for sale of shares up to that amount), the number of shares of Common Stock owned by each Selling Stockholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Stockholder and the number of Common Shares to be owned by each Selling Stockholder after completion of this offering. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their shares of Common Stock, no definitive estimate as to the number of shares that will be held by the Selling Stockholders after the offering can be provided.

                                Shares Beneficially                                       Shares Beneficially
SELLING STOCKHOLDER             OWNED PRIOR TO OFFERING      SHARES BEING OFFERED         OWNED AFTER OFFERING
-------------------             -----------------------      --------------------         --------------------

Sharon Polk                                6,000                        6,000                          0

Monique Irmen                              1,000                        1,000                          0

Brendan Hildreth                           1,000                        1,000                          0

Fred Timberlake                            1,250                        1,250                          0

Rick Katz                                   500                          500                           0

Karen Brown                                 250                          250                           0

Eli Levitin                               15,000                       15,000                          0

Norman Werthwein                          15,000                       15,000                          0

                                       11



David Mullikin                            200,000                      200,000                         0

Neal Polan                                165,000                      165,000                         0

Toni Todres                                1,000                        1,000                          0

Terri Mullikin                              500                          500                           0

Each of the Selling Stockholders is a former employee of the Company. Prior to the Merger, Messrs. Levitin, Mullikin, Polan and Werthwein were directors of the Company, Mr. Mullikin was the President of the Company and Mr. Polan was the Chairman and Chief Executive Officer of the Company.


                              PLAN OF DISTRIBUTION

The Selling Stockholders may offer their shares at various times in one or more of the following transactions:

     - on the Nasdaq Small Cap Market on which the Company's Common Stock is currently traded (symbol "ADTM");

     - on any of the United States securities exchanges where the Common Stock may be listed and traded in the future;

     -  in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market;

     -  in connection with short sales of the Common Shares;

     -  by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     -  in a combination of any of the above transactions.

     The Selling Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may use broker-dealers to sell the shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

                                     EXPERTS

The consolidated financial statements of the Company as of September 30, 1999 incorporated in this prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended September 30, 1999 have been so incorporated in reliance on the report of Richard A. Eisner & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Adatom, Inc. as of December 31, 1998 incorporated in this prospectus by reference to the Current Report on Form 8-K dated October 22, 1999 (as amended by Amendment No. 1) have been so incorporated in reliance on the report of Ireland San Filippo, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

We are a Delaware corporation. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the GCL) allows a corporation to include in its charter a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty subject to the limitations in that section. Article EIGHTH of our Certificate of Incorporation provides that the personal liability of directors of the Corporation is eliminated to the full extent permitted by Section 102(b)(7) of the GCL.

Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Subsection (a) of
Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article SIXTH of our Certificate of Incorporation and Article V of our Bylaws provide that we shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the GCL to directors and officers and their heirs, executors and administrators.

We also have indemnification agreements with each of our officers and directors. We presently maintain directors' and officers' liability insurance coverage with an aggregate policy limit of $15,000,000 for each policy year.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

     *The documents containing the information specified in Part 1 of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. Adatom.com, Inc. (the "Company") will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part II of this registration statement and including the statement in the preceding sentence. The written statement to participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission by the Company are incorporated by reference in this registration statement:

     1. Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 (the "Registrant 10-K");

     2. The Form S-4 Registration Statement filed on September 16, 1999, and declared effective on September 20, 1999 (Registration No. 333-87207) (the "Registration Statement") and the prospectus dated September 20, 1999 filed pursuant to Rule 424(b).

     3. All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since September 30, 1999.

     4. The description of capital stock contained in the Registration
Statement.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this registration statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the Prospectus.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     The restricted securities to be reoffered or resold pursuant to this registration statement consist of stock options and shares of common stock purchased on the exercise of stock options granted to employees and non-employee directors of the Company, and shares of common stock issued to employees, under the 1997 Stock Option Plan, the Option Plan for former Executive and the Employment Agreement Modification Plan. The securities were issued pursuant to the exemption provided by Section 4(2) of the Securities Act.

ITEM 8.  EXHIBITS.

         See Exhibit Index which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California on December 28, 1999.

                                                     ADATOM.COM, INC.



                                        By:/s/
                                           -------------------------------------
                                           Richard Barton
                                           Chief Executive Officer and President


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Barton and Sridhar Jagannathan, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, effective December 28, 1999.

SIGNATURE                     TITLE

/s/
-------------------------     Chief Executive Officer, Chief Financial Officer,
Richard Barton                President and Director

/s/
-------------------------     Executive Vice President and Director
Sridhar Jagannathan

/s/
-------------------------     Director
Neal J. Polan

/s/
-------------------------     Director
Ralph Kennedy Frasier

/s/
-------------------------     Principal Accounting Officer
Michael Wheeler

                                  EXHIBIT INDEX

EXHIBIT NUMBER   EXHIBIT DESCRIPTION
--------------   -------------------
4.1              1997 Stock Option Plan as amended (1)
4.2              1999 Incentive And Non-Qualified Stock Option Plan (2)
4.3              1999 Stock Bonus Plan
4.4              Option Plan for Former Executive
4.5              Employment Agreement Modification Plan (3)
4.6              1997 Employee Warrant Plan (4)
5.1              Opinion of McCutchen, Doyle, Brown & Enersen, LLP
23.1             Consent of McCutchen, Doyle, Brown & Enersen, LLP
                 (included in Exhibit 5.1)
23.2             Consent of Ireland San Filippo, LLP
23.3             Consent of Richard A. Eisner & Company, LLP
24.1             Powers of Attorney (included on the signature page hereto)

(1) Incorporated by reference to Exhibit 10.10(a) filed with Registrant's quarterly report on Form 10QSB filed with the Securities and Exchange Commission for the quarter ended March 31, 1999.

(2)  Incorporated  by  reference  to  Exhibit  10.18  filed  with   Registrant's
Registration Statement on Form S-4 (File N. 33-87207) filed with the Securities and Exchange Commission on September 16, 1999.

(3) Incorporated by reference to Exhibit 10.11 filed with Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 1999.

(4)   Incorporated   by  reference  to  Exhibit  4.1  filed  with   Registrant's
Registration Statement on Form S-3 (File No. 33-68557) filed with the Securities and Exchange Commission on December 8, 1998.

                                                                     EXHIBIT 4.3
                                ADATOM.COM, INC.
                              1999 STOCK BONUS PLAN
                                DECEMBER 7, 1999



     Management of the Company is pleased to announce that the Board of Directors has adopted the 1999 Stock Bonus Plan for eligible employees and consultants of the Company. Under the Plan, a bonus pool of up to 5,000 shares of common stock has been created. The final number of shares in the bonus pool will be equal to the lesser of 5,000 or the number of customer orders shipped between November 29, 1999 and December 24, 1999. In January 2000, the final number of shares in the pool will be determined and announced. The number of shares will be divided evenly among the eligible employees and consultants of the Company. Part-time employees who are eligible will be allocated shares based on the average number of hours worked per week during the period pro rated to an assumed 40-hour week for full-time employees.

     Rich Barton, Sri Jagannathan, Mike Wheeler, Mike Vetterli and Michele Ware will not participate in the Plan. In addition, any employee or consultant who was not hired before December 12, 1999 or who is no longer employed or providing services as a consultant for any reason at the time of the determination of the final number of shares in the pool will not be eligible to receive any shares in the pool.
                                                       /s/
                                                       -------------------------
                                                       Richard Barton, President

                                                    Optionee:  DAVID L. MULLIKIN
                                                    Number of Options:  56,500


                       HEALTHCORE MEDICAL SOLUTIONS, INC.

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of October 12, 1999, by and between HealthCore Medical Solutions, Inc., a Delaware corporation (the "Company"), and David L. Mullikin (the "Optionee").

     WHEREAS, the Optionee and the Company have agreed to terminate the Optionee's employment with the Company on the date hereof in partial consideration for the grant of this Option.

     IT IS AGREED as follows:

     1. Grant of Option. The Company hereby grants to the Optionee on the date hereof the right and option to purchase up to an aggregate of 56,500 of its shares of Common Stock ("Shares") at an exercise price per share of $.10 (the "Exercise Price") as set forth below.

     2. Option Period. The option granted hereby each shall expire at 5:00 p.m. on January 12, 2000 (the "Expiration Date").

     3. Exercise of Option.

        A. The number of shares set forth under the column entitled
"Incentive" shall be Incentive Stock Options and the number of shares set forth under the column entitled "Non-Statutory" shall be Non-Statutory Options. The Optionee may exercise the option hereby granted to the extent and from and after the dates set forth below on a cumulative basis:

                                          Number of Shares
                                             as to which
Initial Exercise Date                   Option is Exercisable
                                  Incentive                Non-Statutory
October 12, 1999                     -0-                      56,500

This option may not be exercised at any time after the Expiration Date.

        B. The Optionee may exercise the option (to the extent then exercisable) by delivering to the Company a written notice duly signed by the stating the number of Shares that the Optionee has elected to purchase, and accompanied by payment (by certified or cashiers check) of an amount equal to the full purchase price for the Shares to be purchased.

        The notice must also contain a statement (if required and in a form acceptable to the Company) that the Optionee is acquiring the Shares for investment and not with a view toward their distribution or resale. Following receipt by the Company of such notice and payment, the Company shall issue, as soon as practicable, the Shares in the name of the Optionee and deliver the certificate therefor to the Optionee. No Shares shall be issued until full payment therefor has been made and until the Company has complied with all requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, any securities exchange on which the Company's stock may then be listed and all applicable state laws in connection with the issuance of the Shares or the listing of the Shares on said securities exchange. All shares purchased upon exercise of the Option in accordance with this Section shall be fully paid and nonassessable.

     4. Employment. Nothing contained in this Option Agreement shall confer upon the Optionee any right to be employed by the Company nor prevent the Company from terminating its current relationship with the Optionee at any time, with or without cause.

     5. Non-Transferability of Option. This option shall not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the Optionee's lifetime only by the Optionee.

     6. Tax Status. The options set forth under the column entitled "Incentive" in Section 3 hereof are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and the options set forth under the column entitled "Non-Statutory" in Section 3 hereof are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

     7. Purchase for Investment. As a condition to the exercise in whole or in part of the option hereby granted, each written notice of election shall include a representation by the Optionee that the shares are being purchased for investment and not for distribution or resale.

     8. Notices. Any notice to be given by the Optionee hereunder shall be sent to the Company at its principal executive offices, and any notice form the Company to the Optionee shall be sent to the Optionee at his address set forth below; all such notices shall be in writing and shall be delivered in person or by registered or certified mail. Either party may change the address to which notices are to be sent by notice in writing given to the other in accordance with the terms hereof.

     9. Governing Law. The parties hereto hereby acknowledge and agree that the option hereby is granted in the State of Delaware and any Shares issued upon exercise of the option will be issued in the State of Delaware. This Agreement, as well as the grant of such option and issuance of such Shares, is and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to the agreements made and to be performed entirely within such State.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                              HEALTHCORE MEDICAL SOLUTIONS, INC.

                                            By: /s/
                                                --------------------------------
                                                     Neal J. Polan, Chairman


                                                     OPTIONEE

                                                /s/
                                                --------------------------------
                                                        Dave L. Mullikin


                                                Address:
                                                12817 Woodson
                                                Overland Park, Kansas 66209
                                                --------------------------------
                                                --------------------------------
                                                --------------------------------

                                                                     EXHIBIT 5.1
December 28, 1999
Adatom.com, Inc.
920 Hillview Court, Suite 160
Milpitas, CA  95035

Ladies and Gentlemen:

     We have acted as counsel to Adatom.com, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on SEC Form S-8 of the offering of up to 1,562,000 shares of common stock, par value $.01 per share (the "Common Stock"), under the Company's 1997 Stock Option Plan, as amended, 1999 Incentive and Non-Qualified Stock Option Plan, 1999 Stock Bonus Plan and 1997 Employee Warrant Plan (collectively the "Plans").

     In this regard, we have examined the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, and records of meetings of and written consents by the Board of Directors of the Company. In addition, we have made such examinations of matters of law as we deemed appropriate for purposes of this opinion. As to certain factual mattes we deem relevant to this opinion, we have relied upon certificates and have not sought to independently verify the matters stated therein.

     Based upon the foregoing, it is our opinion that the 1,562,000 shares of Common Stock, when issued under the Plans, will be validly issued, fully paid and non-assessable.

     This opinion is rendered solely to you in connection with the registration of the shares of Common Stock under the Registration Statement.

     We consent to being named as counsel to the Company in the registration statement and to the inclusion of a copy of this opinion letter as an exhibit to the registration statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                   Very truly yours,

                                          McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP



                                          By:     /s/
                                                  A Member of the Firm

                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 1999, with respect to the financial statements of Adatom, Inc. as of December 31, 1998 and 1997, and for each of the years then ended and for the period from inception, October 10, 1996 to December 31, 1998.

/s/
IRELAND SAN FILIPPO, LLP
December 27, 1999

                                                                    EXHIBIT 23.3
                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on this Form S-8, relating to the 1997 Stock Option Plan, 1999 Incentive and Non-qualified Stock Option Plan, the Option Plan for Former Executive, the 1999 Stock Bonus Plan, the Employment Agreement Modification Plan and the 1997 Employee Warrant Plan, of our report dated November 19, 1999 on our audit of the financial statements of HealthCore Medical Solutions, Inc. included in the Company's Annual Report of Form 10-KSB for the year ended September 30, 1999.

/s/ Richard A. Eisner & Company, LLP
Florham Park, New Jersey
December 27, 1999